UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 20, 2007

Fidelity Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-22288	25-1705405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1009 Perry Highway, Pittsburgh, Pennsylvania	15237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(412) 367-3300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

FIDELITY BANCORP, INC.

INFORMATION TO BE INCLUDED IN REPORT

Item 1.01	Entry into a Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off
Balance Sheet Arrangement of a Registrant.
Item 3.03	Material Modification to Rights of Security Holders

On September 20, 2007, the Registrant completed the issuance and sale of $7.5 million in aggregate liquidation amount of floating rate capital securities (the “Capital Securities”) issued by the Registrant’s newly formed subsidiary, FB Capital Statutory Trust III, a Delaware statutory trust (the “Trust”). The Trust simultaneously issued 232 shares of the Trust’s common securities (the “Common Securities”) to the Registrant for the purchase price of $232,000 which constitute all of the issued and outstanding Common Securities of the Trust. The Trust used the proceeds from the sale of the Capital Securities and the Common Securities to purchase $7,732,000 in aggregate principal amount of unsecured floating rate junior subordinated deferrable interest debentures issued by the Registrant (the “Junior Subordinated Debentures”). The net proceeds to the Registrant from the sale of the Junior Subordinated Debentures will be used by the Registrant along with cash on hand to redeem $10.0 million in floating rate capital securities issued by FB Capital Statutory Trust II on similar terms.

The Capital Securities and the Junior Subordinated Debentures will mature on December 15, 2037. Distributions on the Capital Securities are cumulative and will be payable quarterly at a floating rate equal to three-month LIBOR plus 1.36%, reset quarterly. The initial rate is 7.0543%. The Securities are redeemable at any time after December 15, 2012 at par and without penalty, and may be redeemed earlier following the occurrence of specified Special Events. In each case, the right of the Registrant to redeem the related Junior Subordinated Debentures, and thereby to cause the redemption of the Capital Securities, will be subject to the Registrant’s receipt of prior approval from the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. The Registrant has the ability to defer interest payments on the Capital Securities for up to 20 consecutive quarterly periods (5 years), provided that there is no event of default. The required notification period for such deferral will be 15 business days or shorter. Interest on the Capital Securities will accrue during the extension period, and all accrued principal and interest must be paid at the end of each extension period. During a deferral period, the Registrant may not, except in certain limited circumstances, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Registrant’s capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Registrant that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures.

The Junior Subordinated Debentures were issued pursuant to an Indenture, dated as of September 20, 2007 (the “Indenture”) between the Registrant, as issuer, and Wilmington Trust Company, as trustee. The terms of the Junior Subordinated Debentures are substantially the same as the terms of the Capital Securities. The interest paid by the Registrant on the Junior

Subordinated Debentures will be used by the Trust to pay the quarterly distributions on the Capital Securities.

The terms of the Capital Securities are governed by an Amended and Restated Declaration of Trust, dated as of September 20, 2007 (the “Trust Agreement”), among the Registrant, as sponsor, Wilmington Trust Company, as institutional trustee and Delaware trustee, and the administrators named therein.

Under the terms of the Capital Securities, an event of default generally occurs upon the Registrant’s failure to make required payments when due, its declaration of bankruptcy, or breach of certain covenants with the Junior Subordinated Debentures, among other things.

In connection with the placement of the Capital Securities, the Registrant entered into a Guarantee Agreement with Wilmington Trust Company, as guarantee trustee, dated as of September 20, 2007 (the “Guarantee Agreement”), for the purpose of guaranteeing the payment, after the expiration of any cure period, of any amounts to be paid by the Trust under the terms of the Capital Securities. The obligations of the Registrant under the Guarantee Agreement constitute unsecured obligations of the Registrant and rank subordinate and junior to all senior debt of the Registrant. The Guarantee Agreement shall terminate upon the full payment of the redemption price for the Capital Securities or full payment of the Junior Subordinated Debt upon liquidation of the Trust.

The Capital Securities have not been registered under Securities Act of 1933, as amended, or applicable state securities law and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This report shall not constitute an offer to sell or the solicitation of an offer to buy the Capital Securities.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

4.1

Amended and Restated Declaration of Trust, dated as of September 20, 2007, by and among Wilmington Trust Company, as Delaware and institutional trustee, Fidelity Bancorp, Inc., as sponsor and Richard G. Spencer, Lisa L. Griffith and Michael A. Mooney, as administrators*

4.2	Indenture, dated as of September 20, 2007, between Fidelity Bancorp, Inc. and Wilmington Trust Company *
4.3	Guarantee Agreement, dated as of September 20, 2007, between Fidelity Bancorp, Inc. and Wilmington Trust Company *

*	Not filed in accordance with the provisions of Item 601(b)(4)(v) of Regulation S-K. The Registrant agrees to provide a copy of these documents to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIDELITY BANCORP, INC.
Date: September 25, 2007	By:	/s/ Richard G. Spencer
Richard G. Spencer President and Chief Executive Officer